Exhibit 4.15

December 16, 2014

STRICTLY CONFIDENTIAL

Dr. Graham Kelly

Chairman and Chief Executive Officer

Novogen Ltd.

16-20 Edgeworth David Ave.

Hornsby NSW 2077 Australia

Dear Graham:

Reference is made to the engagement letter (the “Engagement Letter”), dated June 12, 2014, by and between Novogen Ltd. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright shall serve as the exclusive agent or advisor in North America in any offering of securities of the Company during the “Term” (as defined in the Engagement Letter).

The Company and Wainwright hereby agree to amend the terms of the compensation under the Engagement Letter. As such, the second sentence of Paragraph A(1) of the Engagement Agreement is hereby amended and restated as follows:

“Additionally, Wainwright shall receive a cash fee of 7% payable within 48 hours of (but only in the event of) the receipt by the Company of any proceeds from the exercise of any warrant, option, “greenshoe” or “additional investment” option component sold in each Offering and allowable under Australian law.”

The Company and Wainwright hereby agree to extend the Term of the Engagement Letter. As such, the first sentence of Paragraph B of the Engagement Letter is hereby amended and restated as follows:

“The term of Wainwright’s exclusive engagement will begin on the date hereof and end 120 days after the date hereof (the “Term”), provided that the Term shall apply to the period from December 16, 2014 through and including February 1, 2015.”

Except as expressly set forth above, all of the terms and conditions of the Engagement Letter shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Letter.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf’ signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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430 Park Avenue    |    New York, New York 10022    |    212.356.0500    |    www.hcwco.com

Member: FINRA/SIPC

IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By	/s/ Mark Viklund
	Name:	Mark Viklund
	Title:	Chief Executive Officer

Accepted and Agreed:

NOVOGEN LTD.

By	/s/ Graham Kelly
	Name:	Dr. Graham Kelly
	Title:	Chairman and Chief Executive Officer

[Signature Page to NVGN Engagement Letter Amendment]